Exhibit 99.1

Momentive Performance Materials Inc. 260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Erick Asmussen Named Senior Vice President and Chief Financial Officer
of Momentive Performance Materials Inc.

WATERFORD, N.Y. (May 5, 2015) - Momentive Performance Materials Inc. (“Momentive” or the “Company”) today announced that Erick R. Asmussen has been named Senior Vice President and Chief Financial Officer of the Company effective May 26, 2015. As a result of the new appointment, Brian Berger will resign the position of Interim Chief Financial Officer, which he has held since October 24, 2014.

Prior to joining Momentive, Mr. Asmussen served as Vice President and Chief Financial Officer of GrafTech International, Ltd. (NYSE:GTI) from September 2013 to May 2015. Mr. Asmussen joined GrafTech in 1999 as the Tax Director. He has also served as GrafTech’s Worldwide Controller and Tax Director from December 1999 to August 2002, Treasurer and Director of Finance from September 2002 to April 2005 and Vice President of Strategy, Planning and Corporate Development from May 2005 to August 2013. Prior to GrafTech, Mr. Asmussen worked in various financial positions with Corning Incorporated, AT&T Corporation and Arthur Anderson LLP.

“We are pleased to welcome Erick to the management team at Momentive,” said Jack Boss, Chief Executive Officer and President. “He brings a wealth of experience and strong leadership skills across many financial disciplines, including financial and strategic planning, general accounting, corporate treasury and international management.”

Mr. Asmussen holds a Master of Science in Taxation from State University of New York at Albany and a Bachelor of Science in Accounting from Rochester Institute of Technology.

Mr. Boss added, “On behalf of the Board of Directors, I would like to thank Brian for serving as interim CFO and look forward to him continuing as a senior member of the Momentive leadership team.”

About Momentive

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of MPM Holdings Inc. Additional information about Momentive and its products is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com